Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

NEW FCSTONE, INC.

ARTICLE I

NAME

The name of the Corporation is New FCStone, Inc.

ARTICLE II

INCORPORATOR AND REGISTERED AGENT

Section 1. The name of the incorporator is Craig L. Evans, and his mailing address is 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64105.

Section 2. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

PURPOSES

The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (as amended from time to time, the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV

AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation shall have the authority to issue is 60,000,000 shares, of which:

(a) 40,000,000 shares shall be shares of Common Stock, par value $0.0001 per share (the “Common Stock”), including 10,000,000 shares of Common Stock that are designated Series 1 Common Stock, par value $0.0001 per share (“Series 1 Common Stock”), 10,000,000 shares that are designated Series 2 Common Stock, par value $0.0001 per share (“Series 2 Common Stock”), and 10,000,000 shares that are designated Series 3 Common Stock, par value $0.0001 per share (“Series 3 Common Stock”); and

(b) 20,000,000 shares shall be shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

The Series 1 Common Stock, the Series 2 Common Stock and the Series 3 Common Stock collectively shall be referred to as “Restricted Common Stock” and all other shares of Common Stock shall be referred to as “Unrestricted Common Stock.” The Common Stock, including the Series 1 Common Stock, the Series 2 Common Stock and the Series 3 Common Stock, and the Preferred Stock collectively are referred to as the “Capital Stock.”

ARTICLE V

COMMON STOCK

Section 1. Except as otherwise specifically provided in this Certificate of Incorporation, the powers, preferences and rights of the shares of Common Stock are in all respects identical.

Section 2. Subject to the authority of the Board of Directors to reduce the duration of or to remove the transfer restrictions associated with the shares of Restricted Common Stock and convert such shares of Restricted Common Stock into the same number of shares of Unrestricted Common Stock pursuant to Section 3 of this Article V, no share of Restricted Common Stock may be sold, transferred or otherwise disposed of except (A) to any transferee approved in advance by the Board of Directors, (B) in the case of shares issued to any employee stock ownership plan adopted by the Board of Directors (including shares owned by any trust created pursuant to any such employee stock ownership plan), in accordance with the terms of such plan, (C) by operation of law, or (D) in a Permitted Transfer (as such term is defined in Section 4(c) of this Article V); provided, however, the transfer restrictions set forth in this Section 2 of Article V shall expire as follows:

(a) On the date (the “Series 1 Conversion Date”) that is one hundred eighty (180) days following the date that a Qualified Initial Public Offering is consummated, all transfer restrictions applicable to the Series 1 Common Stock and set forth in this Section 2 of Article V shall expire and all shares of Series 1 Common Stock automatically shall convert (without any action by any holder thereof) into the same number of shares of Unrestricted Common Stock;

(b) On the date (the “Series 2 Conversion Date”) that is three hundred sixty (360) days following the date that a Qualified Initial Public Offering is consummated, all transfer restrictions applicable to the Series 2 Common Stock and set forth in this Section 2 of Article V shall expire and all shares of Series 2 Common Stock automatically shall convert (without any action by any holder thereof) into the same number of shares of Unrestricted Common Stock; and

(c) On the date (the “Series 3 Conversion Date”) that is five hundred forty (540) days following the date that a Qualified Initial Public Offering is consummated, all transfer restrictions applicable to the Series 3 Common Stock and set forth in this Section 2 of Article V shall expire and all shares of Series 3 Common Stock automatically shall convert (without any action by any holder thereof) into the same number of shares of Unrestricted Common Stock.

Section 3. The Board of Directors shall have the authority, in its sole and absolute discretion, to reduce the duration of, or to remove, in whole or in part, the transfer restrictions set forth in Section 2 of this Article V and, in connection therewith, cause the conversion of all or any portion of the shares of Restricted Common Stock into the same number of shares of Unrestricted Common Stock. Without limiting the foregoing in any manner, the Board of Directors shall have the authority, in its sole and absolute discretion, to approve a transfer of all or any portion of the outstanding Restricted Common Stock as a Conversion Transfer (as such term is defined in Section 4(a) of this Article V), or a Non-Conversion Transfer (as such term is defined in Section 4(b) of this Article V). The Board of Directors shall have the authority to cause any certificate or statement of share ownership representing shares of Restricted Common Stock to bear a conspicuous legend concerning the transfer restrictions set forth in Section 2 of this Article V.

Section 4. For purposes of this Article V, the following terms shall have the following meanings:

(a) The term “Conversion Transfer” shall mean any of the following transfers (each of which will result in the conversion of the applicable shares of Restricted Common Stock into the same number of shares of Unrestricted Common Stock upon completion of such transfer):

(i) transfers to the Corporation;

(ii) transfers in a Qualified Initial Public Offering; and

(iii) transfers approved as a Conversion Transfer by the Board of Directors pursuant to Section 3 of this Article V.

(b) The term “Non-Conversion Transfer” shall mean any of the following transfers (each of which will result in the applicable shares of Restricted Common Stock remaining Restricted Common Stock upon completion of such transfer):

(i) transfers to any corporation, limited liability company, partnership, trust, unincorporated organization or association, syndicate, or other entity or any natural person, in each case, who is a holder of Capital Stock of the Corporation immediately prior to such transfer;

(ii) transfers to (1) the transferor’s spouse or child, (2) a trust established for the benefit of the transferor or the transferor’s spouse or child, (3) the beneficial owner of an individual retirement account, provided that the transferor is such individual retirement account, (4) the estate of a deceased holder of Restricted Common Stock, provided that such transfer was pursuant to the deceased holder’s will or the applicable laws of descent and distribution, or (5) the beneficiary of an estate referred to in clause (4) above, provided that the transferor is such estate and such beneficiary is the spouse or child of the deceased holder or a trust for the sole benefit of such spouse or child;

(iii) bona fide pledges to a commercial bank, a savings and loan institution or any other lending or financial institution; and

(iv) transfers approved as Non-Conversion Transfers by the Board of Directors pursuant to Section 3 of this Article V.

(c) The term “Permitted Transfer” shall mean a Conversion Transfer or a Non-Conversion Transfer.

(d) The term “Qualified Initial Public Offering” shall mean an initial public offering of Common Stock that has been underwritten by one or more nationally recognized underwriting firms, following which shares of Common Stock are listed on a national securities exchange or quoted on the NASDAQ stock market, or any successor thereto or any comparable system. The date and time upon which a Qualified Initial Public Offering has occurred shall be determined by the Board of Directors in its sole and absolute discretion, and such determination shall be final and binding upon the stockholders of the Corporation.

(e) The term “Scheduled Conversion Date” means each or all of the Series 1 Conversion Date, the Series 2 Conversion Date and the Series 3 Conversion Date, as the context may require.

Section 5. All shares of Restricted Common Stock that convert into Unrestricted Common Stock pursuant to Section 2 of this Article V shall be retired and shall not be reissued as shares of any series of Restricted Common Stock, but shall instead resume the status of and become authorized and unissued shares of Unrestricted Common Stock.

Section 6. Any purported sale, transfer or other disposition of Common Stock not in accordance with Section 2 of this Article V shall be void and shall not be recorded on the books of, or otherwise recognized by, the Corporation. In connection with any sale, transfer or other disposition subject to Section 2 of this Article V, the transferor shall notify the Corporation and its transfer agent, as applicable, as to which provision of Section 2 of this Article V such sale, transfer or disposition is being effected in compliance with and shall furnish such documents or other evidence as the Corporation or its transfer agent may request to verify such compliance.

Section 7.

(a) In the event that the Corporation consummates a Qualified Initial Public Offering, the Board of Directors shall, to the extent assets and funds are legally available therefor, cause the Corporation to redeem, on or prior to the date that is ninety (90) days after the date the Qualified Initial Public Offering is consummated, as determined by the Board of Directors, shares of Redeemable Common Stock (as defined below) in an amount not exceeding the lesser of (i) fifty percent (50%) of the aggregate number of shares of Common Stock that are issued and sold by the Corporation in the Qualified Initial Public Offering (excluding any shares sold pursuant to the underwriters’ option to purchase additional shares or “over-allotment option”), and (ii) twenty percent (20%) of the aggregate number of shares of Redeemable Common Stock that are issued and outstanding immediately prior to the Qualified Initial Public Offering (excluding any shares of Common Stock that would then be considered Redeemable Common Stock but subsequently are sold by the holders thereof in the Qualified Initial Public Offering), with the actual number of shares redeemed being determined by the Board of Directors in its sole discretion, and such shares of Redeemable Common Stock shall be redeemable by the Corporation on the terms set forth in this Section 7.

(b) In effecting any redemption pursuant to this Section 7, the Corporation shall redeem shares of Redeemable Common Stock from all holders thereof on a pro rata basis in proportion to the number of shares of Redeemable Common Stock held by each such holder immediately prior to the Qualified Initial Public Offering (excluding any shares of Common Stock that would then be considered Redeemable Common Stock but subsequently are sold by the holder thereof in the Qualified Initial Public Offering); provided, however, the Corporation may round off to a full share the number of shares to be redeemed from any holder so that fractional interests of less than one-half share will be rounded down and fractional interests of one-half share or more will be rounded up and, therefore, the aggregate number of shares of Redeemable Common Stock redeemed by the Corporation would be adjusted accordingly.

(c) The redemption price per share payable to holders of Redeemable Common Stock shall be payable in cash in an amount equal to the quotient of (i) the aggregate cash proceeds that the Corporation receives in the Qualified Initial Public Offering (excluding any shares sold pursuant to the underwriters’ option to purchase additional shares or “over-allotment option”), net of underwriting discounts and commissions and other offering-related expenses as determined by the Board of Directors in its sole discretion (which expenses may include expenses and estimated expenses not yet paid), divided by (ii) the aggregate number of shares of Common Stock that are issued and sold by the Corporation in the Qualified Initial Public Offering (excluding any shares sold pursuant to the underwriters’ option to purchase additional shares or “over-allotment option”). The Corporation shall send written notice of redemption to the holders of the shares of Redeemable Common Stock being redeemed and deposit, set aside or pay the redemption price therefor. The Board of Directors may establish such procedures as it may in its sole and absolute discretion determine to be necessary or desirable for the orderly redemption of Redeemable Common Stock pursuant to this Section 7, which procedures shall be binding upon the holders of Redeemable Common Stock.

(d) For purposes of this Section 7, the term “Redeemable Common Stock” shall mean the shares of Common Stock that are issued and outstanding immediately prior to the Qualified Initial Public Offering other than those that are sold by the holders thereof in the Qualified Initial Public Offering. Shares of Common Stock that are issued and sold by the Corporation in the Qualified Initial Public Offering or at any time after the date the Qualified Initial Public Offering is consummated would not be issued and outstanding immediately prior to the Qualified Initial Public Offering and therefore would not constitute “Redeemable Common Stock”.

ARTICLE VI

PREFERRED STOCK

Section 1. Pursuant to Section 151 of the DGCL and in the manner provided therein, but subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, the Board of Directors is hereby authorized to provide by resolution for the issuance of Preferred Stock in one or more series, to establish the number of shares to be included in each such series and to fix and state the designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, applicable to the shares of each such series. The Board of Directors shall file a certificate of designation pursuant to the DGCL for the shares of each such series before issuing such shares hereunder which certificate of designation shall designate the terms of the series of Preferred Stock to be issued. The shares of each series of Preferred Stock authorized by the Board of Directors hereunder may vary from the shares of any other series as to rights, privileges, qualifications, limitations or restrictions applicable thereto.

ARTICLE VII

VOTING AND QUORUM

Section 1. Common Stock shall entitle the holders thereof to vote on all matters coming before the stockholders for decision. Except as otherwise may be required by law, each outstanding share of Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote.

Section 2. Except as otherwise may be required by law, each outstanding share of Preferred Stock shall entitle the holder thereof to only such voting rights as may be specified for such share in the certificate of designation relating to such share filed pursuant to the DGCL.

Section 3. The number of shares of Common Stock required to be represented, in person or by proxy, at any meeting of the stockholders of the Corporation in order to constitute a quorum for the transaction of business at such meeting shall be the minimum number of shares required by law to be so represented or, if greater, such number of shares as may be required by the Bylaws of this Corporation to be represented, in person or by proxy, at any such meeting. The number of shares of Preferred Stock required to be represented, in person or by proxy, at any meeting of the stockholders of the Corporation in order to constitute a quorum for the transaction of business at such meeting shall be as provided in the certificate of designation relating to such shares filed pursuant to the DGCL.

ARTICLE VIII

BOARD OF DIRECTORS

Section 1. The property, business and affairs of the Corporation shall be managed and controlled by a governing body, which shall be known as the “Board of Directors.”

Section 2. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of this Corporation.

Section 3. The members of the Board of Directors, other than those who may be elected by the holders of the Preferred Stock or series thereof, shall be divided into three classes (to be designated as Class I, Class II and Class III), as nearly equal in number as the then total number of directors constituting the whole Board of Directors permits, with the terms of office of one class expiring each year. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their respective successors shall be duly elected and qualified or until their respective earlier resignation or removal. As used in this Certificate of Incorporation, the term “whole Board of Directors” is hereby exclusively defined to mean the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors.

Section 4. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any director or the entire Board of Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of two thirds (2/3) or more of the Total Voting Power (as defined below) of the then outstanding shares of Voting Stock (as defined below), considered for this purpose as one class. For the purposes of this Section 4 of Article VIII: (a) the term “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock; (b) the term “Voting Stock” shall mean the shares of all classes of Capital Stock of the Corporation entitled to vote on removal of any director or the entire Board of Directors (except that if the next succeeding sentence is operative, then the outstanding shares of Preferred Stock shall not be considered “Voting Stock” for purposes of this Section 4 of Article VIII); and (c) the term “for cause” shall mean commission of a felony, or a finding by a court of competent jurisdiction of liability for negligence, or misconduct, in the performance of the director’s duty to the Corporation in a matter of substantial importance to the Corporation, where such adjudication is no longer subject to direct appeal. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section 4 of Article VIII, shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

Section 5. There shall be no qualifications for election of persons as directors of the Corporation, except that no person shall qualify to serve as a director or shall be eligible to stand for election as a director if such person has been convicted of a felony by a court of competent jurisdiction where such conviction is no longer subject to direct appeal. Any director who, at any time during his or her term of office, fails to continue to satisfy the qualifications under which he or she was last elected to the Board of Directors, or who ceases to qualify to serve on the Board of Directors under this Section 5 of Article VIII, shall thereupon cease to be qualified as a director and the term of office of such person shall automatically end. Notwithstanding the foregoing, no action of such unqualified director, the Board of Directors or any committee thereof shall be rendered invalid or otherwise affected solely because such director becomes or at the time of such action was not qualified.

Section 6. Elections of Directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

CERTAIN BUSINESS COMBINATIONS

Section 1. In addition to any affirmative vote required by law, by this Certificate of Incorporation, or by the provisions of any series of Preferred Stock that may at the time be outstanding, and except as otherwise expressly provided for in Section 2 of this Article IX, any Business Combination (as hereinafter defined) shall require (i) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of Common Stock, voting together as a single class (it being understood that for purposes of this Article IX each share of the Common Stock shall have the number of votes granted to it pursuant to Article VII hereof or in any resolution or resolutions of the Board of Directors for issuance of shares of Preferred Stock) and (ii) the affirmative vote of at least fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Common Stock not beneficially owned by an Interested Shareholder or any Affiliate or Associate thereof (each as hereinafter defined), voting together as a single class. Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

Section 2. The provisions of Section 1 of this Article IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or any other provision of this Certificate of Incorporation, if the Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined) then in office.

Section 3. For purposes of this Article IX, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date the Corporation’s Certificate of Incorporation was issued by the Secretary of State of the State of Delaware, whether or not the Corporation was then subject to such rule.

(b) A Person (as hereinafter defined) shall be deemed the “beneficial owner” or to have “beneficial ownership,” of any shares of Common Stock that:

(i) such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(ii) such Person or any or its Affiliates or Associates, directly or indirectly, has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (but a Person shall not be deemed to be the beneficial owner of any Common Stock solely by reason of an agreement, arrangement or understanding with the Corporation to effect a Business Combination) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote, or to direct the vote of, pursuant to any agreement, arrangement or understanding; or

(iii) is beneficially owned, directly or indirectly, by any other Person with which such first mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock; provided, however, that no director or officer of the Corporation (nor any Affiliate or Associate of any such director or officer) (y) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock of the Corporation beneficially owned by any other such director or officer (or any Affiliate or Associate thereof) or (z) shall be deemed to beneficially own any Common Stock of the Corporation owned by any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of employees of the Corporation and/or any subsidiary, or any trust or custodial arrangement established in connection with any such plan, not specifically allocated to such Person’s personal account.

(c) The term “Business Combination” shall mean any transaction that is referred to in any one or more of the following paragraphs (i) through (vi):

(i) any merger, consolidation or share exchange of the Corporation with (A) any Interested Shareholder, or (B) any other entity (whether or not such other entity is itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of any Interested Shareholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the Corporation having an aggregate Fair Market Value equal to five percent (5%) or more of the total assets of the Corporation as of the end of its most recent fiscal year ending prior to the time the determination is being made; or

(iii) the issuance or transfer by the Corporation (in one transaction or a series of transactions) of any securities of the Corporation to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder other than (A) on a pro rata basis to all holders of Common Stock, (B) in connection with the exercise or conversion of securities issued pro rata that are exercisable for, or convertible into, securities of the Corporation or (C) the issuance or transfer of such securities having an aggregate Fair

Market Value equal to less than one percent (1%) of the aggregate Fair Market Value of all of the outstanding Capital Stock; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any subsidiary that is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed, in the aggregate, 1% of the issued and outstanding shares of such class or series of equity or convertible securities; or

(v) the acquisition by the Corporation of any securities of an Interested Shareholder or its Affiliates or Associates.

(d) “Determination Date” shall mean the date on which the Interested Shareholder became an Interested Shareholder.

(e) “Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is not an Affiliate or Associate of, or otherwise affiliated with, the Interested Shareholder and who either was a member of the Board of Directors prior to the Determination Date, or was recommended for election by a majority of the Disinterested Directors in office at the time such director was nominated for election.

(f) “Fair Market Value” shall mean (i) in the case of stock, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the NASDAQ stock market or any system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors then in office, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors then in office.

(g) “Interested Shareholder” shall mean any Person (other than the Corporation, or any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of employees of the Corporation, or any trust or custodial arrangement established in connection with any such plan) who or which:

(i) is the beneficial owner of five percent (5%) or more of the Common Stock; or

(ii) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of five percent (5%) or more of the then outstanding Common Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Common Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any other Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering with the meaning of the Securities Act of 1933, as amended, and not executed on any exchange or in the over the counter market through a registered broker or dealer.

In determining whether a Person is an Interested Shareholder pursuant to this Section 3(g) of Article IX, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of Section 3(b) of this Article IX but shall not include any other shares of Common Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “Person” shall mean any corporation, limited liability company, partnership, trust, unincorporated organization or association, syndicate, any other entity or a natural person, together with any Affiliate or Associate of such person or any other person acting in concert with such person.

Section 4. When it appears that a particular Person may be an Interested Shareholder and that the provisions of this Article IX need to be applied or interpreted, then a majority of the directors of the Corporation who qualify as Disinterested Directors shall have the power and duty to interpret all of the terms and provisions of this Article IX, and to determine on the basis of information known to them after reasonable inquiry of all facts necessary to ascertain compliance with this Article IX, including, without limitation, (a) whether a Person is an Interested Shareholder, (b) the number of shares of Common Stock beneficially owned by any Person, (c) whether a Person is an Affiliate or Associate of another, (d) the Fair Market Value of (i) the assets that are the subject of any Business Combination, (ii) the securities to be issued or transferred by the Corporation in any Business Combination, (iii) the consideration other than cash to be received by holders of shares of any class or series of Common stock or Capital Stock other than Common Stock in any Business Combination, (iv) the outstanding Capital Stock, or (v) any other item the Fair Market Value of which requires determination pursuant to this Article IX, and (e) whether all of the applicable conditions set forth in Section 2 of this Article IX have been met with respect to any Business Combination. Any constructions, applications, or determinations made by the Board of Directors or the Disinterested Directors pursuant to this Article IX, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its stockholders, and neither the Corporation nor any of its stockholders shall have the right to challenge any such construction, application or determination.

Section 5. Nothing contained in this Article IX shall be construed to relieve any Interested Shareholder from any fiduciary obligations imposed by law.

Section 6. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), in addition to any affirmative vote required by applicable law and any voting rights granted to or held by holders of Preferred Stock, any amendment, alteration, repeal or rescission of any provision of this Article IX must also be approved by either (i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Common Stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Common Stock not beneficially owned by any Interested Shareholder or Affiliate or Associate thereof, voting together as a single class.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no such amendment, alteration, change or repeal may be made except in accordance with Section 2 of this Article X.

Section 2. None of the provisions of Articles V, VIII, XI or this Article X (excluding the second sentence of this Section 2 of Article X) may be amended, altered, changed or repealed except upon the affirmative vote at any annual or special meeting of the stockholders, of the holders of at least two thirds (2/3) or more of the Total Voting Power (as defined below) of the then outstanding shares of Voting Stock (as defined below), considered for this purpose as one class, nor shall new provisions to this Certificate of Incorporation be adopted or existing provisions to this Certificate of Incorporation be amended, altered or repealed which in either instance are in conflict or inconsistent with Articles V, VIII, XI or this Article X except upon such two thirds (2/3) or more stockholder vote. None of the provisions of Articles XIV or the second sentence of this Section 2 of Article X may be amended, altered, changed or repealed except upon the affirmative vote at any annual or special meeting of the stockholders, of the holders of at least three-fourths (3/4) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class, nor shall new provisions to this Certificate of Incorporation be adopted or existing provisions to this Certificate of Incorporation be amended, altered or repealed which in either instance are in conflict or inconsistent with Articles XIV or the second sentence of this Section 2 of Article X except upon such three-fourths (3/4) or more stockholder vote. For purposes of this Article X: (a) the term “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (b) the term “Voting Stock” shall mean the shares of all classes of Capital Stock of the Corporation entitled to vote on amending, altering, changing or repealing this Certificate of Incorporation or any provision hereof. Any inconsistency developing between the provisions of a Bylaw of the

Corporation and any provisions of this Certificate of Incorporation shall be controlled by this Certificate of Incorporation.

ARTICLE XI

ADOPTION AND AMENDMENT OF BYLAWS

Section 1. The Bylaws of the Corporation shall be adopted in any manner provided by law.

Section 2. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the Bylaws of the Corporation by the vote of not less than a majority of the whole Board of Directors; provided, however, that the power of the Board of Directors to alter, amend or repeal the Bylaws, or to adopt new Bylaws, (a) may be denied as to any Bylaw or portion thereof by the stockholders if at the time of enactment the stockholders shall so expressly provide and (b) such power of the Board of Directors shall not divest the stockholders of the power, nor limit their power to amend or repeal the Bylaws, or to adopt new Bylaws.

Section 3. Notwithstanding any other provision in this Certificate of Incorporation or the Bylaws of the Corporation, the stockholders of the Corporation shall also have the power, to the extent such power is at the time in question conferred on them by applicable law, to make, adopt, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE XII

PREEMPTIVE RIGHTS

Except as otherwise may be provided by the Board of Directors with respect to the holders of any one or more series of Preferred Stock in the certificate of designation relating to such series filed pursuant to the DGCL, no holder of any shares of Capital Stock of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase any shares of Capital Stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to subscribe for or purchase any obligations, bonds, notes, debentures, other securities or stock convertible into shares of Capital Stock of the Corporation of any class or carrying or evidencing any right to purchase shares of Capital Stock of any class.

ARTICLE XIII

LIMITATION OF LIABILITY

Section 1. The Corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his or her office or position and in its Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Corporation, or any person who serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the laws (including, without limitation, the statutes, case law and principles of equity) of the State of Delaware.

Section 2. Without limiting the generality of the foregoing provisions of this Article XIII, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 3. Any repeal or modification of the foregoing Sections of this Article XIII by the Board of Directors or stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 4. For purposes of this Article XIII, the term “director” shall, to the fullest extent permitted by the DGCL, include any person who, pursuant to this Certificate of Incorporation, is authorized to exercise or perform any of the powers or duties otherwise conferred upon a board of directors by the DGCL.

ARTICLE XIV

DISSOLUTION

Any resolution to dissolve the Corporation shall require for its adoption the affirmative vote of the holders of at least three-fourths (3/4) of the outstanding shares of all classes of Capital Stock of the Corporation entitled to vote thereon.

ARTICLE XV

STOCKHOLDER MEETINGS

No action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

ARTICLE XVI

CERTAIN PROPOSED COMPROMISES

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the undersigned, for the purpose of forming a corporation under the DGCL, does hereby execute this Certificate of Incorporation, and does hereby declare and certify that this is the act and deed of the undersigned and the facts herein stated are true, and accordingly the undersigned has executed this Certificate of Incorporation as of October 9, 2006.

/s/ Craig L. Evans
Craig L. Evans, Incorporator